FOR IMMEDIATE RELEASE

Contact:
Lauren T. Barnett, President and CEO
Tel:(518) 842-7200
Fax:(518) 842-7500
Harold A. Baylor, Jr.,  Vice Pres., CFO, and Treas.
Tel:(518) 842-7200
Fax:(518) 842-1688


              Ambanc Holding Co., Inc. Announces Earnings for the
                       Three and Six Months Ended June 30, 1998

     Amsterdam, N.Y., August 19, 1998 -- Lauren T. Barnett, President and CEO of Ambanc Holding Co., Inc. (Nasdaq National Market under the symbol "AHCI") announced that net income for the three and six months ended June 30, 1998, as compared to the corresponding period in 1997, had declined due to non-core charges against earnings.

     Mr. Barnett stated that the Company's core income after taxes, which excludes gains/losses on securities transactions and certain other items, had increased for the quarter ended June 30, 1998 from the comparable 1997 quarter to approximately $499,000 from $465,000. He also indicated that core income after taxes for the six months ended June 30, 1998 declined to approximately $945,000 from $1.1 million in 1997.

     Net income for the three months ended June 30, 1998 was $97,000, or $0.03 per diluted share, and $543,000, or $0.14 per diluted share, for the six months ended June 30, 1998. In the corresponding 1997 periods, the Company had net income of $572,000, or $0.14 per diluted share, and $1.2 million, or $0.30 per diluted share, respectively.

     Mr. Barnett attributed the earnings declines for the three and six months ended June 30, 1998, compared to 1997, primarily to the items excluded from core income after taxes. During the quarter ended June 30, 1998, the Company took a charge against operating results of $399,000 related to the termination and consulting agreements entered into with the former President and CEO and $159,000 in legal fees incurred by the Company to defend against legal actions initiated by a shareholder. Also contributing to the earnings declines were losses on securities transactions of $112,000 and $105,000 for the quarter and six months ended June 30, 1998, respectively, compared to gains on securities transactions of $178,000 and $177,000 in the corresponding periods of 1997.

     Ambanc Holding Co., Inc. is a unitary savings and loan holding company. The Company's primary subsidiary, Amsterdam Savings Bank, F.S.B. operates twelve banking offices in Montgomery (4), Saratoga (4), Albany (2), Schenectady (1), and Fulton (1) counties in the Capital Region of upstate New York.


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